ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of this 31st day of May, 2016 (the “Effective Date”), by and between Bevo Farms Ltd., a company incorporated under the laws of British Columbia with offices at 7170 Glover Road, Milner, BC V0X 1T0 (“Purchaser”), Non-Industrial Manufacture Inc., a corporation incorporated under the laws of Alberta having an address of 72 Prestwick Estate Way, SE Calgary, Alberta T2Z 3Y9, and Urban Barns Foods Canada Inc., a corporation incorporated under the laws of Canada having an address of 13000 Chemin Belanger, Mirabel, Quebec J7J 2N8 (collectively, the “Vendor”). Purchaser and Vendor may be referred to herein separately as a “Party” or together as the “Parties”.

WHEREAS, Vendor owns or controls intellectual property rights and know-how covering technology relating to the cultivation of fruits and vegetables in a controlled environment, more specifically defined below as the “Technology”, and owns or controls growing Equipment (as defined herein);

WHEREAS, Purchaser desires to purchase, and Vendor desires to sell, all rights to the Technology and certain assets relating to the Technology including the intellectual property rights covering the Technology, together with the other Purchased Assets (as defined herein) including all Equipment.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
DEFINITIONS

1.1	Definitions.

The following terms shall have the following meanings in this Agreement:.

1.1.1	“Affiliate” of a Party means any legal entity (such as a corporation, partnership, or limited liability company) that directly or indirectly Controls, is Controlled by or is under common Control with a Party. For the purposes of this definition, the term “Control” means: (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities (or such other percentage as required to establish control in the relevant jurisdiction); (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities; (or such other percentage as required to establish control in the relevant jurisdiction); or (iii) the ability, via contract or otherwise, to direct the affairs of any such entity.

1.1.2	“Agreement” means this Asset Purchase Agreement, together with the Schedules hereto, and any instrument amending this Agreement as referred to in Section 8.10.

1.1.3	“Asset Transfer Period” has the meaning ascribed to it in Section 3.8.

1.1.4	“Closing” means the closing of the sale and purchase of, and transfer of title to, the Purchased Assets (and the transactions contemplated in this Agreement), as provided in Article 3.

1.1.5	“Closing Date” means 9:00 a.m. (Vancouver local time) on the Effective Date.

1.1.6	“Contract” means the License Agreement and the Royalty Payment contemplated therein.

1.1.7	“Equipment” means the equipment of the Vendor being acquired by the Purchaser which is listed in Schedule F, attached hereto and incorporated herewith.

1.1.8	“Improvements” means any and all ideas, inventions, improvements, discoveries, developments, trade secrets, data and design rights and other forms of intellectual property made, conceived, or actually or constructively reduced to practice which are derived or arise from, or related or ancillary to the Technology, which the Vendor may do, get or acquire.

1.1.9	“Inventory” means the inventory of the Vendor being acquired by the Purchaser which is listed in Schedule G, attached hereto and incorporated herewith.

1.1.10	“Know-How” means technical and other information that is not subject to published patent rights and that is not in the public domain, including, but not limited to, information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, assays, research, procedures, designs for experiments and tests and results of experimentation and testing, including results of research and development, manufacturing processes specifically relating to the Technology. Know-How includes documents containing Know-How.

1.1.11	“License Agreement” means the License Agreement between the Vendor and Bevo Agro Inc. of January 22, 2016, as assigned to Forty Foot Farms Ltd. as of February 11, 2016.

1.1.12	“Patents” means all patents and pending patent applications covering the Technology including any and all substitutions, continuations, continuations-in-part, renewals, supplementary protection certificates, registrations, extensions, reissues, reexaminations or divisionals, foreign equivalents or counterparts, and other filings thereof, containing claims that specifically cover the Technology, and including any patents and granted patents arising from the pending applications, which are listed in Schedule B, attached hereto and incorporated herewith.

1.1.13	“Purchase Price” has the meaning ascribed to it in Section 4.1.

1.1.14	“Purchased Assets” means the following assets to be acquired by Purchaser pursuant to this Agreement:

(a)	the Technology;

(b)	the Patents and information and hard-copy records used by Vendor in filing, prosecuting, reviving, maintaining, renewing, enforcing, and defending the Patents, and file wrappers and hard-copy correspondence with the patent office in all jurisdictions in which the Patents are pending or granted;

(c)	any Know-How relating to the Technology developed, acquired or licensed to Vendor prior to the Closing Date;

(d)	any and all Improvements;

(e)	the Trademarks;

(f)	the Equipment;

(g)	the Inventory; and

(h)	the Contract.

1.1.15	“Royalty Payment” means the royalty payment contained in the License Agreement.

1.1.16	“Technology” means all technologies owned by, controlled by or exclusively licensed to the Vendor related to CUBIC FARMING technology relating to the cultivation of fruits and vegetables in a controlled environment, including, without limitation all growing and cultivating technology, including lighting, machine design, and all knowledge garnered through the experience of growing in the controlled environment.

1.1.17	“Territory” means all countries and territories of the world.

1.1.18	“Third Party” means any party other than Vendor or Purchaser or each of their respective Affiliates.

1.1.19	“Trademarks” means all trademarks and pending trademark applications used in connection with the Technology, which are listed in Schedule B, attached hereto and incorporated herewith, including any and all common law rights and goodwill associated therewith.

Article 2
ASSIGNMENT; REGISTRATION

2.1	Assignment of Purchased Assets.

Subject to the terms and conditions of this Agreement, on the Closing Date Vendor shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Vendor, the entire ownership, right, title and interest of Vendor in and to the Purchased Assets, free and clear of all liens.

2.2	Access.

Subject to reasonable advance notice to Vendor, Vendor shall provide Purchaser and its employees and authorized representatives with reasonable access, during normal business hours, to the offices, properties, records, books and documents of Vendor, and will furnish Purchaser with such additional financial and operating records and other information related to the Purchased Assets as Purchaser may from time to time request.

2.3	Registration of Purchased Assets.

Upon the reasonable request of Purchaser, Vendor shall provide reasonable support to Purchaser, at no cost to Purchaser, to assist Purchaser with the transfer and registration of the Purchased Assets and to respond to official actions relating to the Purchased Assets. Vendor shall execute and deliver, or cause to be executed and delivered, at no cost to Purchaser, any and all documents reasonably requested by Purchaser that may be necessary, in accordance with the rules and regulations of the various patent offices worldwide, to transfer to Purchaser, its successors or other legal representative, Vendor’s right, title and interest in and to the Purchased Assets and to register the transfer at the Patent and Trademark Office of the United States and other patent offices in the Territory where Patents have been granted or are pending. If Purchaser elects to record this Agreement or any other documents with United States or foreign governmental authorities or registries, Purchaser shall bear the costs and fees associated with recording, but Vendor shall provide timely cooperation to Purchaser as reasonably requested at no cost to Purchaser.

2.4	Grant Back License.

Subject to the terms and conditions of this Agreement, on the Closing Date Purchaser shall grant to the Vendor a fully-paid and royalty-free, non-sublicensable license under the Patents, Know-How and Trademarks to make, have made, use, offer for sale, sell and import fruits and vegetables in the Territory for a term commencing upon the Closing Date and continuing until December 31, 2016 (the “Grant Back License”). Upon expiry of the Grant Back License, Vendor shall cease all use of the Patents, Know-How and Trademarks.

Article 3
CLOSING

3.1	Closing and Closing Date.

The Closing of the transactions contemplated herein shall take place simultaneously with the execution and delivery of this Agreement on the Closing Date at the offices of the Purchaser, or such other place agreed to by the parties.

3.2	Closing Deliverables.

(a)	On the Closing Date, the Vendor shall execute and deliver or cause to be executed and delivered to the Purchaser:

(i)	the Bill of Sale, in the form of Schedule C, attached hereto and incorporated herein;

(ii)	all such instruments and documents, in form and substance acceptable to Purchaser, as may be necessary to effect the Closing;

(iii)	the Assignment of Patent Rights in the form of Schedule D, attached hereto and incorporated herein;

(iv)	the Assignment of Trademark Rights in the form of Schedule E, attached hereto and incorporated herein;

(v)	assignments in respect of the Contract; and

(vi)	payout statements from each of the secured creditors of the Vendor, setting out such amounts as may be required to release any security interest such creditors may have over the Purchased Assets.

(b)	On the Closing Date, the Purchaser shall deliver the Purchase Price as provided in Section 4.1, on such trust conditions as may be necessary to ensure the release the security interests referenced in the payout statements referred to above.

3.3	Conditions of Obligations of Vendor.

The obligations of Vendor to effect the transactions contemplated hereby are also subject to the satisfaction of the following conditions, unless waived in writing by Purchaser:

(a)	the representations and warranties of Vendor set forth in this Agreement shall be true and correct as of the Closing Date;

(b)	Vendor shall have performed all conditions, obligations and covenants required to be performed by it under this Agreement prior to the Closing Date; and

(c)	Purchaser shall have received duly executed copies of any and all Third Party consents, approvals, assignments contemplated by this Agreement and necessary to transfer all of Vendor’ interest in the Purchased Assets, in form and substance reasonably satisfactory to Purchaser.

3.4	Conditions of Obligations of Purchaser.

The obligations of Purchaser to effect the transactions contemplated hereby are also subject to the satisfaction of the following conditions, unless waived in writing by Vendor:

(a)	The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date; and

(b)	Purchaser shall have performed all conditions, obligations and covenants required to be performed by it under this Agreement prior to the Closing Date.

3.5	Transfer on Closing Date.

Vendor shall be responsible for the physical transfer of the Purchased Assets (including compliance and costs associated with any export control laws or regulations and any required governmental authorizations) to Purchaser’s chosen destination within Canada on the Closing Date.

3.6	Risk of Loss.

Up to the Closing Date, the Purchased Assets shall be and remain at the risk of Vendor and risk of loss of the Purchased Assets shall only pass to Purchaser upon receipt of the Purchased Assets by Purchaser on the Closing Date.

3.7	Expenses for Transfer of the Purchased Assets.

Except as provided in this Agreement, Purchaser shall be responsible for all costs related to the recordation and perfection of the assignment of the Purchased Assets and Purchaser shall bear all costs and fees imposed by governmental authorities related thereto and all postage costs. Except as otherwise expressly provided herein, all other costs, fees and expenses arising from the transfer of the Purchase Assets to Purchaser as contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

3.8	Asset Transfer Period and Additional Data.

During the period between the Closing Date and thirty (30) days thereafter (the “Asset Transfer Period”), Vendor shall train Purchaser personnel in the use of the Technology at mutually convenient locations and at mutually convenient times. In the event that Purchaser seeks additional data from Vendor pertaining to the Purchased Assets, Purchaser may, during the Asset Transfer Period, make a specific request of Vendor for copies of such additional data. If, despite Vendor’ reasonable endeavors it cannot locate such additional data, Vendor shall promptly notify Purchaser in writing.

3.9	Improvements.

The Vendor shall make prompt written disclosure to Purchaser of all Improvements whether made before or after the Closing Date and shall assign to Purchaser any such Improvements.

Article 4
PURCHASE PRICE

4.1	Purchase Price.

In consideration of Vendor’s assignment and sale of the Purchased Assets to Purchaser, Purchaser shall pay to the Vendor the amount of $50,000.00 for the Patents, purchased from Non-Industrial Manufacture Inc. and $100,000.00 for the remainder of the Purchased Assets for an all inclusive total purchase price of $150,000.00 (the “Purchase Price”).

4.2	Manner of Payment of Purchase Price.

On the Closing Date, Purchaser shall deliver to the Vendor a certified cheque or bank draft representing the Purchase Price. A deposit of $25,000.00 was delivered on May 31, 2016, by way of wire transfer, and the balance of $125,000.00 is to be wired in the form of a $50,000.00 wire transfer to Non-Industrial Manufacture Inc. and a $75,000.00 wire transfer to Urban Barns Foods Canada Inc.

4.3	Taxes.

Purchaser shall be responsible for and shall pay all foreign, federal, provincial and local taxes payable in connection with the acquisition and transfer of the Purchased Assets to Purchaser by Vendor. Vendor shall be responsible for and shall pay all foreign, federal, provincial and local taxes payable on any income or gain resulting from the sale of the Purchased Assets to Purchaser. If Purchaser is required to withhold and remit any tax to the revenue authorities in any country in the Territory regarding the Purchase Price due to the laws of such country, such amount will be withheld by Purchaser and Purchaser shall notify Vendor and furnish Vendor with copies of any documentation evidencing such withholding.

Article 5
CONFIDENTIALITY

5.1	Confidential Information.

“Confidential Information” means all information disclosed by a Party to the other Party that would reasonably be regarded as of a confidential or commercially sensitive nature by the disclosing Party, including any matter relating to or arising in connection with this Agreement or the business or affairs of the disclosing Party. Without limitation, Confidential Information will include any confidential or commercially sensitive information relating to Purchaser and Vendor and any of their Affiliates. For purposes of clarification, on the Closing Date, the Purchased Assets shall be deemed the Confidential Information of Vendor and thereafter shall be deemed the Confidential Information of Purchaser and no longer the Confidential Information of Vendor.

5.2	Exclusions.

Confidential Information excludes the following:

(a)	information which at the time of disclosure hereunder is already in the public domain;

(b)	information which becomes available to the public after the Closing Date through no fault of the receiving Party; or

(c)	information which the receiving Party receives from a Third Party which has no confidentiality obligation to the disclosing Party and duly possesses it.

5.3	Non-Disclosure of Confidential Information.

The receiving Party shall not use the disclosing Party’s Confidential Information in any manner whatsoever other than solely in connection with the performance of its obligations under this Agreement.

5.4	Disclosure Required By Law.

Notwithstanding the foregoing, Confidential Information may be disclosed to the extent required by law, regulation or order of a competent authority (including any regulatory or governmental body or securities exchange) to be disclosed by the receiving Party; provided that, where practicable, the disclosing Party is given reasonable advance notice of the intended disclosure and the right to attempt to protect the confidentiality of the Confidential Information before any governmental agency.

5.5	Confidential Information and the Grant Back License.

With respect to Confidential Information of Purchaser that may be necessary for the Vendor, its Affiliates and sublicensees to exercise the Grant Back License, the Vendor, its Affiliates and sublicensees shall maintain the confidentiality of such Confidential Information, and shall only use such Confidential Information as may be required to exercise the Grant Back License.

5.6	Publicity.

Each of the Parties hereto agrees not to disclose to any Third Party the financial or other material terms of this Agreement without the prior written consent of the other Party hereto, except to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law.

Article 6
REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Representations and Warranties of Purchaser.

Purchaser hereby represents and warrants to Vendor, and acknowledges that Vendor is relaying on such representations and warranties in connection with the transactions contemplated by this Agreement, that as of the Closing Date:

(a)	Incorporation, Organization and Qualification of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the law of the jurisdiction of its incorporation, and has the corporate power to own or lease its property and to carry on its business as now being conducted by it and to execute, deliver and perform this Agreement. Purchaser is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to so qualify does not in the aggregate have a material adverse effect on its respective businesses as a whole.

(b)	Corporate Action. This Agreement, and any other agreements and instruments executed in connection herewith and therewith are the valid and binding obligations of Purchaser, enforceable with their respective terms, subject to bankruptcy, insolvency or similar laws of general application affecting the enforcement of rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies and subject to the effect of federal and state securities laws on the enforceability of indemnification provisions relating to liabilities arising under such laws. The execution, delivery and performance of this Agreement and any other agreement and instruments executed in connection herewith and therewith have been duly authorized by all necessary corporate action.

(c)	Compliance with Law. Purchaser has complied and is in compliance with all applicable foreign, federal, provincial, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to Purchaser in connection with the transaction contemplated hereby.

6.2	Representations, Warranties and Covenants of Vendor.

The Vendor hereby represents, warrants, and covenants to Purchaser, and acknowledges that Purchaser is relying on such representations, warranties and covenants in connection with the transactions contemplated by this Agreement, that as of the Closing Date:

(a)	Incorporation, Organization and Qualification of Vendor. The Vendor is a corporation duly incorporated, validly existing and in good standing under the law of the jurisdiction of its incorporation, and has the corporate power to own or lease its property and to carry on its business as now being conducted by it and to execute, deliver and perform this Agreement. The Vendor is duly qualified to do business and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to so qualify does not in the aggregate have a material adverse effect on its respective businesses as a whole.

(b)	Corporate Action. This Agreement, and any other agreements and instruments executed in connection herewith and therewith are the valid and binding obligations of Vendor, enforceable with their respective terms, subject to bankruptcy, insolvency or similar laws of general application affecting the enforcement of rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies and subject to the effect of federal and state securities laws on the enforceability of indemnification provisions relating to liabilities arising under such laws. The execution, delivery and performance of this Agreement and any other agreement and instruments executed in connection herewith and therewith have been duly authorized by all necessary corporate action.

(c)	Compliance with Law. To the best of Vendor’ knowledge, Vendor and its Affiliates have complied and are in compliance with all applicable foreign, federal, provincial, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to their ownership and use of the Purchased Assets.

(d)	Title to Purchased Assets

(i)	Vendor is the sole and exclusive owner of the Purchased Assets, and on the Closing Date the Purchased Assets will be delivered to the Purchaser free and clear of any and all liens, pledges, mortgages, security interests, restrictions, and encumbrances. By virtue of the deliveries made on the Closing Date, Purchaser will obtain good and marketable title to all of the Purchased Assets, free and clear of any and all liens, pledges, mortgages, security interests, restrictions and encumbrances. To the best of Vendor’ knowledge no government funds, equipment, facilities, personnel or other resources were used in connection with the discovery or development of the Purchased Assets.

(ii)	Vendor has not granted and will not grant any right to any Affiliate or Third Party which would conflict with the rights granted to Purchaser hereunder and Vendor will not take (or cause any other person or entity to take) any action that will conflict with, contravene or otherwise limit or restrict the rights of Purchaser or the right of Purchaser to enjoy the benefits of this Agreement or exclusive ownership and use of the Purchased Assets.

(iii)	Schedule B lists all Patents covering or claiming the Technology including any patent term extensions, supplementary protection certificates, registrations, extensions, reissues, reexaminations or divisionals thereof, and including any granted patents arising from the pending applications.

(iv)	Schedule B lists all Trademarks used, registered or applied to be registered in connection with the Technology.

(e)	Litigation. No action, claim, suit, proceeding or investigation is pending in respect of the Purchased Assets. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission agency, instrumentality or arbitrator or other similar ruling outstanding against Vendor or its Affiliates relating to the Purchased Assets. No action, claim, suit proceeding or investigation is pending or threatened by Vendor or its Affiliates, nor, to Vendor’s knowledge, is there any basis for such, against any Third Party relating to the Purchased Assets.

(f)	No Existing Claims of Infringement. To the knowledge of Vendor, there are no claims existing against Vendor or its Affiliates asserting that the manufacture, use or sale of the Technology infringes, constitutes contributory infringement, inducement to infringe or misappropriation of any patent rights, trade secret rights, or other intellectual property or proprietary rights of any Third Party.

(g)	Taxes; Maintenance Fees. All taxes imposed by any government or instrumentality that are due or payable by Vendor or any of its Affiliates with respect to the Purchased Assets, and all interest and penalties thereon, whether disputed or not, and that would result in the imposition of a lien, claim or encumbrance on any of the Purchased Assets, other than taxes that are not yet due and payable, have been paid in full, all tax returns required to be filed in connection therewith with respect to the Purchased Assets have been accurately prepared and duly and timely filed. To the best of Vendor’ knowledge, all taxes imposed by any other country or any state or other government thereof, or any other taxing authority, that are due or payable by Vendor or any of its Affiliates with respect to the Purchased Assets and all interest and penalties thereon, whether disputed or not, and that would result in the imposition of a lien, claim or encumbrance on any of the Purchased Assets, other than taxes that are not yet due and payable, have been paid in full, all tax returns required to be filed in connection therewith with respect to the Purchased Assets have been accurately prepared and duly and timely filed. Vendor is not delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposits that would result in the imposition of a lien, claim or encumbrance on any of the Purchased Assets or against Purchaser and neither Vendor nor any of its Affiliates has a tax deficiency or claim outstanding, proposed or assessed against it, and to Vendor’s knowledge there is no basis for any such deficiency or claim, that would result in the imposition of any lien, claim or encumbrances on any of the Purchased Assets or against Purchaser. All maintenance fees and any other fees for the Patents have been timely paid.

(h)	Full Disclosure. This Agreement and the Schedules attached hereto, when taken as a whole, do not contain any untrue statement of a material fact nor, to Vendor knowledge, information and belief, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

Article 7
INDEMNIFICATION AND LIABILITY

7.1	Indemnification by Vendor.

Vendor shall indemnify, defend and hold harmless Purchaser, its Affiliates, and each of their respective members, directors, officers, employees, advisors and agents (collectively, the “Purchaser Indemnitees”) from and against any and all suits, actions, damages, liabilities, claims (including death and bodily injury), demands, obligations, losses, fees, costs and expenses or money judgments (including reasonable attorneys’ fees) (collectively, “Claims”) incurred by or rendered against any Purchaser Indemnitee which arise out of or in connection with:

(a)	any Claims related to the Purchased Assets or against the Purchased Assets, in each case based upon events which occurred at or prior to the Closing Date;

(b)	any liabilities of Vendor or its Affiliates to the extent related to the Purchased Assets and existing as of, or prior to, the Closing Date or based on actions taken or omissions to act that occurred prior to the Closing Date (including any infringement or misappropriation of Third Party patents or intellectual property);

(c)	any breach or inaccuracy of any representation, warranty or covenant of Vendor set forth in this Agreement;

(d)	the gross negligence or willful misconduct of any Vendor Indemnitees; or

(e)	the development, manufacture, licensing, marketing, promotion, importation, exportation, sale or other use of any service provided or product made through the use of the Grant Back License prior to or after the Closing Date.

7.2	Indemnification of Vendor.

Purchaser shall indemnify, defend and hold harmless Vendor and its Affiliates and each of their respective members, directors, officers, employees, advisors and agents (collectively, the “Vendor Indemnitees”) from and against all Claims incurred by or rendered against any Vendor Indemnitee which arise out of or in connection with:

(a)	any breach or inaccuracy of any representation, warranty or covenant of Purchaser set forth in this Agreement; or

(b)	the gross negligence or willful misconduct of the Purchaser.

7.3	Notice of Claims.

If an Indemnified Party becomes aware of a claim in respect of which indemnification is provided for pursuant to the provisions of Article 7 hereof, the Indemnified Party shall give written notice of the Claim to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a Claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”) and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim; and

(b)	the amount of the Claim.

7.4	Direct Claims.

In the case of a Direct Claim, the party in respect of whom the Claim has been made (the “Indemnifying Party”) shall have ten days from receipt of notice of the Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the party seeking indemnification (the “Indemnified Party”) shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If the parties agree at or before the expiration of such ten day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the Indemnified Party may bring an action in the courts of British Columbia in respect of such Claim.

7.5	Third Party Claims.

In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claims by advising the Indemnified Party of its election within 30 days of the date it receives notice of the Claim. The Indemnifying Party’s right to do so shall be subject to the rights of any insurer or other third party who has potential liability in respect of that Third Party Claim. If the Indemnifying Party elects to assume such control, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s reasonable out-of-pocket expenses incurred as a result of such participation or assumption. At the expense of the Indemnifying Party, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf. The Indemnified Party shall co-operate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim. If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim within 30 days of the date it receives notice of the Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason within a reasonable time after the request therefor.

7.6	Limitation of Indemnification.

NEITHER PARTY NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, TORT OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY LOST DATA, LOST REVENUE OR LOST PROFITS, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF OR COULD HAVE FORESEEN SUCH DAMAGES.

Article 8
MISCELLANEOUS

8.1	Assignment; Binding Effect.

This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party hereto. Notwithstanding the foregoing, either Party may assign this Agreement, without the written consent of the other Party, to an Affiliate or to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains in connection with a merger, acquisition, sale or similar reorganization or the sale of all or substantially all of its assets, and such Third Party agrees in writing to be bound by the terms and conditions of this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

8.2	Notices.

All notices hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission (followed by an actual document), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).

If to Purchaser:

Bevo Farms Ltd.

7170 Glover Rd.

Milner, BC V0X 1T0

Attn: Leo Benne

Email: leobenne@bevofarms.com

with copies to:

Fasken Martineau DuMoulin LLP

Barristers & Solicitors

2900-550 Burrard Street

Vancouver, BC V6C 0A3

Attn: Steve Saville

Email: ssaville@fasken.com

If to Vendors:

Urban Barns Foods Canada Inc.

13000 Chemin Belanger

Mirabel, Quebec J7J 2N8

And

Non-Industrial Manufacture Inc.

72 Preswick Estates Way, SE

Calgary, AB T2Z 3Y9

Attn: Robyn Jackson

Email: robynjackson72@hotmail.com; rjackson@urbanbarns.com

8.3	No Waiver.

The waiver from time to time by either of the Parties of any of their rights or their failure to exercise a remedy will not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement or excuse a similar subsequent failure to perform any such term or condition. Neither Party may waive or release any of its rights or interests in this Agreement except in writing.

8.4	Severability.

If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance will, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each term, covenant or condition of this Agreement will be valid and be enforced to the fullest extent permitted by law; and (b) the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

8.5	Headings.

Headings used herein are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

8.6	Relationship of the Parties.

Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party will assume, either directly or indirectly, any liability of or for the other Party. Neither Party will have the authority to bind or obligate the other Party and neither Party will represent that it has such authority.

8.7	Further Assurances.

Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing Date) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

8.8	Governing Law.

This Agreement and any disputes arising from the performance or breach hereof shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, without reference to conflicts of laws principles and the courts of the Province of British Columbia shall have exclusive jurisdiction.

8.9	Remedies Cumulative.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

8.10	Entire Agreement; Amendment.

This Agreement, including the Schedules hereto, constitutes the entire agreement between the Parties with respect to the transactions provided for herein and, except as stated in this Agreement and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the agreements between the Parties and there are no verbal agreements or understandings between the Parties not reflected in this Agreement. This Agreement may not be amended or modified in any respect except by written instrument which shall be executed by each of the Parties.

8.11	Counterparts.

This Agreement may be executed in two counterparts and by electronic transmission, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the Effective Date.

Bevo Farms Ltd.

By:	/s/ Leo Benne

Name:	Leo Benne

Title:	President

Non-Industrial Manufacture Inc.		Urban Barns Foods Canada Inc.

By:	/s/ Robyn Jackson	By:	/s/ Robyn Jackson

Name:	Robyn Jackson	Name:	Robyn Jackson

Title:	President	Title:	President

Schedule A
TECHNOLOGY

Schedule B
PATENTS & TRADEMARKS

PATENTS

TRADEMARKS

Trademark	Appl./Reg. No.	Goods/Services	Status

CUBIC FARMING	Appl. No. 1666015

GOODS:

(1) Live plants.

(2) Mechanized assembly line growing modules for the production of living plants in a climate controlled environment.

SERVICES:

(1) Consulting with respect to live plant production; Development of a mechanized growing system for the production of living plants in a climate controlled environment; Production of live plants in a mechanized assembly line climate controlled growing environment.

Allowed.

Appl. No. 1666303

GOODS:

(1) Live plants

SERVICES:

(1) Production of live plants in a mechanized assembly line climate controlled growing environment

(2) Wholesale and retail sale of fresh produce

(3) Wholesale and retail outlets featuring fresh produce

Allowed

Reg. No. TMA936399

GOODS:

(1) Live plants

SERVICES:

(1) Production of live plants in a mechanized assembly line climate controlled growing environment; wholesale and retail sale of fresh produce; wholesale and retail outlets featuring fresh produce

Registered.

United States

Trademark	Appl./Reg. No.	Goods/Services	Status

CUBIC FARMING	Appl. No. 86379432

IC 007. US 013 019 021 023 031 034 035. G & S: Mechanized assembly line growing system, consisting of conveyer lines, growing lights, temperature and climate controls, and a hydroponic apparatus for watering plants for the production of living plants in a climate controlled environment

IC 031. US 001 046. G & S: Live plants and fresh produce, namely, vegetables, fruits, and herbs; live plants for human consumption; live plants, namely, vegetable, fruit and herbs

IC 042. US 100 101. G & S: Product development of a mechanized growing system for the production of living plants in a climate controlled environment

IC 044. US 100 101. G & S: Consulting with respect to live plant cultivation; cultivation of live plants in a mechanized assembly line climate controlled growing environment.

Allowed.

Schedule C
BILL OF SALE

This is a BILL OF SALE from Non-Industrial Manufacture Inc. a corporation incorporated under the laws of Alberta having an address of 72 Prestwick Estate Way, SE Calgary, Alberta T2Z 3Y9 and Urban Barns Foods Canada Inc., a corporation incorporated under the laws of Canada having an address of 13000 Chemin Belanger, Mirabel, Quebec J7J 2N8 (collectively, the “Vendor”) to Bevo Farms Ltd. a company incorporated under the laws of British Columbia with offices at 7170 Glover Road, Milner BC V0X 1T0 (“Purchaser”) pursuant to that certain Asset Purchase Agreement dated June 14, 2016 by and between Vendor and Purchaser (the “Agreement”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Vendor hereby sells, assigns, transfers, conveys, delivers and contributes to Purchaser, its successors and assigns, to have and to hold forever, all of its rights, title and interest in and to the Purchased Assets (as defined in the Agreement), subject to all of the other provisions contained in the Agreement.

From and after the Closing Date (as defined in the Agreement) upon request of Purchaser, Vendor shall duly execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to convey to and vest the Purchased Assets in Purchaser or its permitted assignees and as may be appropriate to protect Purchaser’s rights, title and interest in and enjoyment of all the Purchased Assets and as may be appropriate otherwise to carry out the transactions contemplated by the Agreement and this Bill of Sale.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned have duly executed and delivered this Bill of Sale as of May 31, 2016.

Bevo Farms Ltd.

By:	/s/ Leo Benne

Name:	Leo Benne

Title:	President

Non-Industrial Manufacture Inc.		Urban Barns Foods Canada Inc.

By:	/s/ Robyn Jackson	By:	/s/ Robyn Jackson

Name:	Robyn Jackson	Name:	Robyn Jackson

Title:	President	Title:	President

Schedule D
ASSIGNMENT OF PATENT RIGHTS

PATENT ASSIGNMENT AGREEMENT

This PATENT ASSIGNMENT AGREEMENT (“Patent Assignment”), dated as of June 14, 2016, is made by Non-Industrial Manufacture Inc. (“Vendor”), having an office at 72 Prestwick Estate Way SE, Calgary, AB T2Z 3Y9 , in favor of Bevo Farms Ltd. (“Purchaser”), a British Columbia corporation, located at 7170 Glover Road, Milner BC V0X 1T0, the purchaser of certain assets of the Vendor pursuant to an Asset Purchase Agreement between the Purchaser and the Vendor, dated as of May 31, 2016 (the “Asset Purchase Agreement”).

WHEREAS, under the terms of the Asset Purchase Agreement, the Vendor has conveyed, transferred and assigned to the Purchaser, among other assets, certain intellectual property of the Vendor, and has agreed to execute and deliver this Patent Assignment, for recording with the United States Patent and Trademark Office;

NOW THEREFORE, the parties agree as follows:

1.	Assignment. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Vendor confirms it has conveyed, transferred and assigned, and hereby does irrevocably to the Purchaser, and the Purchaser hereby accepts all of the Vendor’s right, title and interest in and to the following (the “Assigned Patents”):

(a)	the patents and patent applications set forth in Schedule 1 hereto and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals thereof;

(b)	all rights of any kind whatsoever of Vendor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world;

(c)	any and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(d)	any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2.	Recordation and Further Actions. The Vendor hereby authorizes the Commissioner for Patents in the United States Patent and Trademark Office and the officials of corresponding entities or agencies in any other applicable jurisdictions to record and register this Patent Assignment upon request by the Purchaser. Following the date hereof, upon the Purchaser’s reasonable request, and at the Purchaser’s sole cost and expense, the Vendor shall take such steps and actions, and provide such cooperation and assistance to the Purchaser and its successors, assigns and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be necessary to effect, evidence or perfect the assignment of the Assigned Patents to the Purchaser, or any assignee or successor thereto.

3.	Terms of the Asset Purchase Agreement. The parties hereto acknowledge and agree that this Patent Assignment is entered into pursuant to the Asset Purchase Agreement, to which reference is made for a further statement of the rights and obligations of the Vendor and the Purchaser with respect to the Assigned Patents. The representations, warranties, covenants, agreements and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

4.	Counterparts. This Patent Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Patent Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Patent Assignment.

5.	Successors and Assigns. This Patent Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Vendor has duly executed and delivered this Patent Assignment as of the date first above written.

Non-Industrial Manufacture Inc.

By:	/s/ Robyn Jackson
Name:	Robyn Jackson
Title:	President

AGREED TO AND ACCEPTED:

Bevo Farms Ltd.

By:	/s/ Leo Benne
Name:	Leo Benne
Title:	President

Schedule 1

Assigned Patents

Schedule E
ASSIGNMENT OF TRADEMARK RIGHTS

TRADEMARK ASSIGNMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of May 31, 2016 is made by and between:

Urban Barns Foods CANADA Inc., a corporation having an address of 13000 Cuhemin Belanger Mirabel, QC J7J 2N8

(the “Assignor”)

AND:

BEVO Farms Ltd., a corporation having an address of 7170 Glover Road, Milner, BC V0X 1T0

(the “Assignee”)

(the Assignor and the Assignee are hereinafter sometimes collectively referred to as the “Parties” and individually as a “Party”).

WHEREAS:

A.	The Assignor is the owner of the Canadian and United States trademarks (the “Trademarks”) set out in Schedule A hereto.

B.	The Assignor has assigned, sold and transferred unto the Assignee, the business of the Assignor related to the Trademarks, including all of the Assignor’s rights, title and interest in and to the Trademarks.

NOW THEREFORE For $1.00 and other good and valuable consideration, the receipt of which is hereby acknowledged by the Assignor, THE PARTIES HERETO AGREE AS FOLLOWS:

1. ASSIGNMENT

1.1 The Assignor hereby assigns, sells and transfers to the Assignee, for the Assignee’s benefit and the benefit of its successors and assigns all of Assignor’s worldwide rights, title and interest in and to the Trademarks, including, without limitation, all common law rights and the goodwill associated with the Trademarks in Canada, the United States and elsewhere in the world including all applications and registrations in respect thereof, and the right to file further applications in any country for the Trademarks and to receive registrations therefore. The Assignor agrees not to oppose any application by the Assignee for the Trademarks in any country.

2. FURTHER ASSURANCES

2.1 Each Party will execute and deliver such further agreements and other documents and do such further acts and things as the other Party reasonably requests to evidence, carry out or give full effect to the intent of this Agreement and to establish that the Assignor does not have any other right, title and interest in and to the Trademarks and any applications or registrations in respect thereof.

3. GENERAL PROVISIONS

3.1 Binding Agreement. The terms of this Agreement shall bind the Parties and their respective successors, heirs and permitted assigns.

3.2 Severability. If any term or provision of this Agreement or the application thereof shall be invalid or unenforceable, such term or provision shall be severed from this Agreement and the remainder of this Agreement shall be unaffected thereby and each remaining term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

3.3 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia, without reference to its conflict of laws provisions, and the laws of Canada applicable therein. All disputes arising under this Agreement will be referred to the courts of the Province of British Columbia, which will have jurisdiction, and each Party irrevocably submits to the jurisdiction of such courts.

3.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

DATED AND EFFECTIVE as of the first date noted above.

URBAN BARNS FOODS CANADA INC.		bevo Farms Ltd.

By:	/s/ Robyn Jackson	By:	/s/ Leo Benne
Name:	Robyn Jackson	Name:	Leo Benne
Title:	President	Title:	President

SCHEDULE A

TRADEMARKS

For the purposes of the Trademark Assignment Agreement to which this Schedule is attached, “Trademarks” shall mean the following:

Canada

Trademark	Appl./Reg. No.	Goods/Services	Status

CUBIC FARMING	Appl. No. 1666015

GOODS:
(1) Live plants.
(2) Mechanized assembly line growing modules for the production of living plants in a climate controlled environment.

SERVICES:
(1) Consulting with respect to live plant production; Development of a mechanized growing system for the production of living plants in a climate controlled environment; Production of live plants in a mechanized assembly line climate controlled growing environment.

Allowed.

Appl. No. 1666303

GOODS:

(1) Live plants

SERVICES:

(1) Production of live plants in a mechanized assembly line climate controlled growing environment  (2) Wholesale and retail sale of fresh produce  (3) Wholesale and retail outlets featuring fresh produce

Allowed

Reg. No. TMA936399

GOODS:

(1) Live plants

SERVICES:

(1) Production of live plants in a mechanized assembly line climate controlled growing environment; wholesale and retail sale of fresh produce; wholesale and retail outlets featuring fresh produce

Registered.

United States

Trademark	Appl./Reg. No.	Goods/Services	Status

CUBIC FARMING	Appl. No. 86379432

IC 007. US 013 019 021 023 031 034 035. G & S: Mechanized assembly line growing system, consisting of conveyer lines, growing lights, temperature and climate controls, and a hydroponic apparatus for watering plants for the production of living plants in a climate controlled environment

IC 031. US 001 046. G & S: Live plants and fresh produce, namely, vegetables, fruits, and herbs; live plants for human consumption; live plants, namely, vegetable, fruit and herbs

IC 042. US 100 101. G & S: Product development of a mechanized growing system for the production of living plants in a climate controlled environment

IC 044. US 100 101. G & S: Consulting with respect to live plant cultivation; cultivation of live plants in a mechanized assembly line climate controlled growing environment

Allowed.

Schedule F
EQUIPMENT

Generation 3 machines:

Built in 2014

Size: 20 feet long, 8 feet high & 8 feet wide

Number of machines: 14

These machines come complete with 12 LED grow lights suitable to grow, leafy green vegetables and micro’s greens, water tanks and pumps for auto watering, and grow trays.

Generation 4 machine:

Built in 2014

Size: 20 feet long, 20 feet high & 16 feet wide

Number of machines: 1

This machine comes with watering system, grow trays and some sensors.

There are no LED grow lights on this machine.

All machines purchased are on an as is where is condition.

Schedule G
INVENTORY

Urban Barns Foods Canada Inc.

May 26, 2016

Description		Quantity	Suggested Unit Price		Value
Basil Cartons		1,580	0.47	Cost	742.60
Single Clam Shells		1,000	0.28	Cost	280.00
12 oz Clear containers	(200/case)	2	32.34	Cost	64.68
16 oz Clear containers	(200/case)	2	35.23	Cost	70.46
Cases of Double Clamshells	(150 per case)	3,150	0.17	Cost	535.50
Microgreen Substrate Rolls	(4” X 120’)	18	27.47	Cost	494.46
1 Case of lettuce Liner	(1,500 sheets)	1,500	0.07	Cost	105.00
7 Cases of Basil Box liners	(2,000 per case)	14,000	0.05	Cost	700.00
6 Pallets of Cutilene Trays	(265 per pallet)	1,590	6.15	Cost	9,778.50
Small Lettuce cartons		950	1.10	Cost	1,045.00
Large Lettuce cartons		1,200	1.36	Cost	1,632.00
Atlas Copco Air 575 Volt Compressor GA15-FF, Serial # AP1329308		1	17,917.17	Cost	17,917.17
Ozomate Machine	(with 3 filters)	1	9,000.00		9,000.00
Carts	(6’ X 2’)	3	189.00		567.00
Plastic Push Carts		3	82.50		247.50
Pusher for planting		1			-
E-Z Seeder		1	349.50		349.50
Germination Carts:	4-6 Levels	6	275.00		1,650.00
	16 LED lights/cart	96	25.00		2,400.00
Water Tanks :	1,250 litres	5	333.00		1,665.00
	1,000 litres	2	316.50		633.00

					$49,877.37